Exhibit 2.1a

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Sky440, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

The total number of shares of stock which the corporation is authorized to issue is 30,000,000,000 shares of which 29,900,000,000 are Common Stock having a $0.0001 par value and 100,000,000 are Preferred Stock having a $0.001 par value. CONTINUED

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of October, 2018

By: /s/ Robert P. Atwell
Authorized Officer
Title: Chairman
Name: Robert P. Atwell
Print or Type

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The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The common stockholders will not be entitled to vote on any amendment to a certificate of designations if the holders of such affected series are entitled to vote on the amendment. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution authorizing the issuance of shares, except as expressly limited by this Article.

The following Preferred Stock Classes A, B and C have previously been designated as follows:

Except as otherwise expressly provided by this Amended Certificate of Incorporation or as provided by law, the holders of shares of Class A Preferred Stock shall (a) be entitled to vote on all matters (including the election of directors) submitted to a vote or for the consent (including by written consent of the stockholders) of the stockholders of the corporation ("Votes"), (b) the Class A Preferred Stock shall have I 0,000,000 authorized shares, (c) shall rank senior and prior to the Common Stock and the Class C Preferred Stock, (d) shall rank junior to the Class B Preferred Stock, (e) shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation and shall be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Preferred Stock shall have the right to one hundred (JOO) Votes per share of Class A Preferred Stock held ofrecord by such holder and shall have the right to convert any or all of its Class A Preferred Stock into 20 shares of Common Stock in accordance with the Class A Preferred Stock Designation.

Except as otherwise expressly provided by this Amended Certificate of Incorporation or as provided by law, the holders of shares of Class B Preferred Stock shall (a) be entitled to vote on all matters (including the election of directors) submitted to a vote or for the consent (including by written consent of the stockholders) of the stockholders of the corporation ("Votes"), (b) the Class B Preferred Stock shall have 10,000,000 authorized shares, (c) shall rank senior and prior to the Common Stock and all other classes of Preferred Stock, (d) shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation and shall be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class B Preferred Stock shall have the right to ten thousand (10,000) Votes per share of Class B Preferred Stock held of record by such holder and shall have the right to convert any or all of its Class B Preferred Stock into 10 shares of Common Stock in accordance with the Class B Preferred Stock Designation.

Except as otherwise expressly provided by this Amended Certificate of Incorporation or as provided by law, the holders of shares of Class C Preferred Stock shall (a) not be entitled to vote on any matters (including the election of directors) submitted to a vote or for the consent (including by written consent of the stockholders) of the stockholders of the corporation ("Votes"), (b) the Class C Preferred Stock shall have 10,000,000 authorized shares, (c) shall rank senior and prior to the Common Stock and junior to all other classes of Preferred Stock, (d) shall not be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation and shall not be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class C Preferred Stock shall have the right to 0 (0) Votes per share of Class C Preferred Stock held of record by such holder and shall have the right to convert any or all of its Class C Preferred Stock into one hundred ( I 00) shares of Common Stock in accordance with the Class C Preferred Stock Designation.

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